Exhibit 4.13

AGREEMENT

        This Agreement (the “Agreement”) is made as of October 31, 2005, by and among Telsys Ltd., an Israeli Company No. 520038100, having its address at Kiryat Atidim 3, Tel-Aviv (the “Seller”) and B.O.S Better Online Solutions Ltd., an Israeli company No. 520042565, having its address at Beit Rabin, Teradyon Industrial Park, Misgav 20179, Israel, or an affiliate thereof (the “Purchaser”).

W  I  T  N  E  S  S  E  T  H :

        WHEREAS, the Seller, the Purchaser and Odem Electronic Technologies 1992 Ltd. (the “Company”) entered into a Share Purchase Agreement dated November 3, 2004 (the “SPA”), pursuant to which Purchaser had acquired from Seller 34 ordinary shares of the Company, nominal value NIS 0.1 each (the “Ordinary Shares”); and

        WHEREAS, pursuant to Section 6 of the SPA, Seller has received an option to require the Purchaser to purchase (the “Put Option”) all of the remaining 33 Ordinary Shares (the “Option Shares”) held by Seller, reflecting 12.31%, as of Closing (as defined below), of the issued and outstanding shares in the Company; and

        WHEREAS, On September 1, 2005, Seller has served notice to Purchaser regarding its election to exercise the Put Option and sell the Option Shares to Purchaser on November 1, 2005, in accordance with the terms of this Agreement; and

        WHEREAS, Purchaser agrees to acquire the Option Shares from the Seller, as set forth below;

        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.	Sale and Purchase of Shares.

1.1	General. Seller shall sell, at the Closing, to Purchaser and the Purchaser shall purchase, at the Closing, all rights, title and interest in Seller’s Option Shares on the terms of this Agreement, free from all claims, liens, charges, pledges, security interests, encumbrances and third party rights of any kind (the “Security Interests”), together with all rights, preferences and privileges attaching to, or conferred by, them.

1.2	The Consideration.

1.2.A	In consideration for the purchase of the Option Shares, and subject to the provision by Seller of the documents listed on Section 2 below, Purchaser shall pay to Seller, on the Closing Date (as defined below), cash in the amount of Five Hundred Fifty Four Thousand One Hundred and Five US Dollars ($554,105) (the “Consideration”).

1.2.B	The Purchaser shall transfer the Consideration to Seller by wire transfer in immediately available funds to the bank account of the Seller, which details are listed below. Such payment shall be made in U.S. dollars:

Mercantile Discount Bank Ltd. Ramat-Gan Branch (663) 54 Jabotinski St. Account No. 10510

2.	The Closing of Share Exchange.

2.1	The Closing. The closing of the sale and purchase of the Option Shares shall take place at a closing (the “Closing”), which will be held at the offices of Amit, Pollak, Matalon & Ben-Naftali, Erez & Co., Advocates and Notary, NYP Tower, 19th Floor, 17 Yitzhak Sadeh St., Tel-Aviv 67775 on November 1, 2005 or on such other date, time and place as the Purchaser and the Seller shall mutually agree (the “Closing Date”).

2.2	Transactions at Closing. At the Closing, the Seller shall deliver, or procure the delivery, to the Purchaser of the following documents:

a.	Duly executed share transfer deed with respect to the transfer of all the Option Shares to the Purchaser;

b.	A true and correct copy of resolutions of the Board of Directors of Seller, approving the transfer of the Option Shares to Purchaser;

c.	A certificate of Telsys dated as of the Closing Date, confirming that the representations and warranties made in Section 3 of the SPA with respect to the Sold Shares (as such term is defined in the SPA) are true and correct in all material respects with respect to the Option Shares, on and as of the Closing Date, as though made on and as of the Closing Date;

d.	A resignation letter signed by Mr. Yechiel Birnbaum, resigning from the Board of Directors of the Company, effective as of the Closing Date;

3.	Indemnification and Remedies

Seller’s undertaking pursuant to Section 11 of the SPA shall apply, mutatis mutandis, with respect to the representations and warranties made in Section 3 of the SPA as applicable to theOption Shares.

4.	Miscellaneous

4.1	Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intention of the parties as reflected hereby.

4.2	Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court of Tel Aviv-Jaffa district only, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

4.3	Expenses. Each of the parties hereto shall be responsible for its own costs and expenses (including legal fees) in connection with this Agreement and any other documents or actions relating to the transactions contemplated by this Agreement. All stamp duty and filing fees payable in respect of this Agreement or the transfer of shares as contemplated hereby shall be borne equally by the Seller, on the one hand, and the Purchaser, on the other.

4.4	Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement.

4.5	Entire Agreement. This Agreement and the Schedules and Exhibits attached hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof.

4.6	Notices, etc. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be faxed or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party’s address as set forth below, or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

if to the Purchaser:

B.O.S. Better On-Line Solutions Ltd. Beit Rabin, Teradyon Industrial Park, Misgav 20179, Israel

Attention: Chief Financial Officer Facsimile: (972) 4 999-0334

with a copy to:

Amit, Pollak, Matalon & Ben-Naftali, Erez & Co.NYP Tower, 17 Yitzhak Sadeh Street, 19th Floor Tel Aviv 67775 Attention: Shlomo Landress, Adv.

Facsimile: (972) 3 561-3620

if to a Seller:	Telsys Ltd.

Atidim Industrial Park, Blgd. 3, Dvora Hanevia St., Neve Sharet, Tel-Aviv 61431, Israel

Attention: Chief Financial Officer Facsimile: (972) 3 6497407

Any notice sent in accordance with this Section 4.6 shall be effective (i) if mailed, three (3) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via facsimile, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt).

4.7	Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

4.8	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

4.9	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

PURCHASER: ———————————————————— B.O.S. BETTER ONLINE SOLUTIONS LTD. By: ———————————————————— Name: Adiv Baruch Nehemia Kaufman Title: CEO CFO	SELLERS: ———————————————————— TELSYS LTD. Name: ———————————————————— Title: ————————————————————